PERKIN ELMER

Notice Of
1994
Annual Meeting
Of Shareholders
And
Proxy Statement

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TABLE OF CONTENTS

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                                                                                         Page
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Notice of Annual Meeting of Shareholders
Proxy Statement
  Election of Directors (Proposal 1).................................................      2
  Voting Securities..................................................................      6
  Executive Compensation.............................................................      7
  Ratification of Selection of Independent Accountants (Proposal 2)..................     14
  Miscellaneous Matters..............................................................     14
  Submission of Shareholder Proposals for Inclusion in 1995 Proxy Materials..........     14
  Multiple Copies of Annual Report...................................................     15
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RETURN OF PROXY

     Please complete, sign, date and return the accompanying proxy promptly in the enclosed addressed envelope even if you plan to attend the Annual Meeting. Postage need not be affixed to the enclosed envelope if mailed in the United States. If you attend the Annual Meeting and vote in person, the proxy will not be used. The immediate return of your proxy will be of great assistance in preparing for the Annual Meeting and is therefore urgently requested.

IF YOU PLAN TO ATTEND THE MEETING

     The Annual Meeting will be held at the Corporate Headquarters of The Perkin-Elmer Corporation at 50 Danbury Road (old U.S. Route 7), Wilton, Connecticut, approximately 1.7 miles north of Exit 40B (northbound or southbound) on the Merritt Parkway (Connecticut Route 15). Signs will direct you to the auditorium where the Annual Meeting will be held.

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The Perkin-Elmer Corporation
761 Main Avenue
Norwalk, CT 06859-0001



NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
TO BE HELD THURSDAY,
OCTOBER 20, 1994



September 16, 1994



     Notice is hereby given that the Annual Meeting of Shareholders of The Perkin-Elmer Corporation, a New York corporation (hereinafter called the "Corporation"), will be held in the Corporation's auditorium at 50 Danbury Road, Wilton, Connecticut, on Thursday, October 20, 1994. The meeting will commence at 11:00 a.m. and will be held for the following purposes and to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof:

     (1) To elect 11 directors for the ensuing year; and

     (2) To consider and act upon a proposal to ratify the selection of Price Waterhouse LLP as independent accountants for the fiscal year ending June 30, 1995.

     The Board of Directors has fixed the close of business on September 6, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, and, accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the meeting. A list of those shareholders will be available for inspection at the Annual Meeting upon request of a shareholder. The transfer books of the Corporation will not be closed.

By Order of the Board of Directors,



William B. Sawch
Secretary

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[LOGO]

The Perkin-Elmer Corporation
761 Main Avenue
Norwalk, CT 06859-0001



September 16, 1994



PROXY STATEMENT


     The accompanying proxy is solicited by the Board of Directors of The Perkin-Elmer Corporation (hereinafter called the "Corporation") for use at the Annual Meeting of Shareholders to be held on Thursday, October 20, 1994, and at any adjournment or adjournments thereof. This Proxy Statement and the accompanying proxy are first being sent to shareholders on or about September 19, 1994.

     The Board of Directors has fixed the close of business on September 6, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of such date, there were issued and outstanding 42,489,989 shares of Common Stock of the Corporation (the "Common Stock"), each of which is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

     The accompanying proxy provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors and to abstain from voting if he or she chooses to do so. Directors are elected by a plurality of the votes cast and the ratification of the selection of independent accountants (Proposal
2) requires the approval of a majority of the votes cast. Votes withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such nominees, and abstentions and "broker non-votes" will not be counted in determining the number of votes cast in connection with the ratification of the selection of independent accountants.

     A proxy may be revoked by a shareholder at any time before it is voted at the Annual Meeting by (1) giving notice in writing of such revocation to the Secretary of the Corporation, (2) submission of another proxy bearing a later date, or (3) voting in person at the Annual Meeting. Unless so revoked, the shares represented by a properly signed proxy will be voted at the Annual Meeting as specified by the shareholder. If a proxy is properly signed and returned and no specification is made, the shares represented thereby will be voted FOR the election of all nominees for director (Proposal 1) and FOR the ratification of the selection of independent accountants (Proposal 2).

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1. ELECTION OF DIRECTORS

     The Board of Directors has nominated 11 candidates for election as directors of the Corporation at the Annual Meeting, each to serve until the 1995 Annual Meeting and until their successors have been duly elected and qualified. Each of the nominees is currently serving as a director of the Corporation and has consented to being named in this Proxy Statement and to serve if elected. If prior to the Annual Meeting any nominee should become unavailable to serve for any reason, the shares represented by all properly executed proxies not containing contrary instructions will be voted for such other person as may be designated by the Board of Directors, unless the Board shall determine to reduce the number of directors pursuant to the By-laws.

     The following brief biographies of the 11 nominees include their principal occupations, their ages, an account of their recent business experience, the name of certain corporations of which they are directors, the committees of the Board on which they serve, and the number of shares of Common Stock which they beneficially owned as of August 12, 1994. Unless otherwise indicated, each of the nominees, individually or with his or her spouse, has sole voting or investment power with respect to the shares indicated. No nominee beneficially owns more than one percent of the outstanding Common Stock.

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                         ---------------------    Mr. Abely is the retired Chairman of the Board of Directors and
                                                  Chief Executive Officer of Sea-Land Corporation, having served in that capacity from April, 1984 through April, 1987. From 1979 to
JOSEPH F. ABELY, JR.        [PHOTO]               April, 1984, he served as Vice Chairman of the Board and Chairman
65 Years Old                                      of the Finance Committee of R. J. Reynolds Industries, Inc.
Became Director 1984                              Previously, he was Vice Chairman of General Foods Corporation. Mr.
Beneficially Owns                                 Abely formerly served as a director of the Corporation from
2,397 Shares of                                   February, 1976 to April, 1977. He is also a director of Burlington
Common Stock(1)                                   Industries, Inc., C.R. Bard, Inc., and Marine Spill Response
                                                  Corporation. Mr. Abely is a member of the Audit, Executive, and
                         ---------------------    Finance Committees.
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                         ---------------------    Mr. Ayers is Chairman and Chief Executive Officer of The Stanley
                                                  Works, a position he has held since May, 1989. He was President and Chief Executive Officer from 1987 until May, 1989, and he
RICHARD H. AYERS             [PHOTO]              previously held various other positions at The Stanley Works, a
51 Years Old                                      tool and hardware manufacturer, including Division President and
Became Director 1988                              General Manager, Group Vice President, Executive Vice President,
Beneficially Owns                                 and Chief Operating Officer. Mr. Ayers is also a director of
1,046 Shares of                                   Southern New England Telecommunications Corporation, Connecticut
Common Stock(2)                                   Mutual Investment Accounts, Inc., and Connecticut Mutual Financial
                                                  Services Series Fund I, Inc. Mr. Ayers is a member of the
                         ---------------------    Management Resources and Nominating Committees.
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                         ---------------------    Mr. Belingard is Director General of the Diagnostics Division and
JEAN-LUC BELINGARD                                a member of the Executive Committee of F. Hoffmann-La Roche Ltd.,
45 Years Old                                      a pharmaceutical manufacturer and strategic partner of the
Became Director 1993         [PHOTO]              Corporation in the biotechnology field. He joined Hoffmann-La
Beneficially Owns                                 Roche in 1982, and held various positions prior to being named to
491 Shares of                                     his current positions in 1990. Mr. Belingard is also a Foreign
Common Stock(3)                                   Trade Advisor to the French Government. Mr. Belingard is a member
                         ---------------------    of the Technology Advisory Committee.
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ROBERT H. HAYES          ---------------------    Dr. Hayes is the Philip Caldwell Professor of Business
58 Years Old                                      Administration and Senior Associate Dean for Faculty Planning at
Became Director 1985         [PHOTO]              the Harvard Business School, a position he has held since 1992. He
Beneficially Owns                                 has held various other positions at Harvard since 1966. He is also
917 Shares of                                     a director of Molex, Inc. Dr. Hayes is a member of the Audit and
Common Stock(4)          ---------------------    Finance Committees.
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                         ---------------------    Mr. Kelley is Chairman and Chief Executive Officer of the
                                                  Corporation. Previously, he held various other offices in the
GAYNOR N. KELLEY                                  Corporation, including President, Chief Operating Officer,
63 Years Old                 [PHOTO]              Executive Vice President-Operations, Senior Vice
Became Director 1984                              President-Instrument Group, and Vice President, Deputy General
Beneficially Owns                                 Manager-Instrument Group. He is also a director of Hercules, Inc.
242,320 Shares of                                 and Clark Equipment Company, and a trustee of Northeast Utilities.
Common Stock(5)                                   Mr. Kelley is a member of the Executive and Finance Committees,
                         ---------------------    and an ex officio member of the Nominating Committee.
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DONALD R. MELVILLE       ---------------------    Mr. Melville is the retired Chairman of the Board and Chief
67 Years Old                                      Executive Officer of Norton Company, a diversified manufacturer of
Became Director 1981         [PHOTO]              industrial products. He was Chief Executive Officer from 1980 to
Beneficially Owns                                 1988 and Chairman from 1985 to 1988. He is also a director of
697 Shares of                                     Bowater, Inc. and Acme-Cleveland Corporation. Mr. Melville is a
Common Stock(6)          ---------------------    member of the Management Resources and Nominating Committees.
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RICCARDO PIGLIUCCI       ---------------------    Mr. Pigliucci has been President and Chief Operating Officer of
47 Years Old                                      the Corporation since April, 1993. He held various managerial and
Became Director 1993         [PHOTO]              executive positions in Europe and the United States prior to
Beneficially Owns                                 becoming President, Instrument Group in 1991, and Senior Vice
60,813 Shares of                                  President of the Corporation in 1992. Mr. Pigliucci is a member of
Common Stock(7)           --------------------    the Executive and Technology Advisory Committees.
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                         ---------------------    Mr. Roberts is Chairman of Sweetheart Holdings Inc., a
                                                  manufacturer of disposable products for the food industry, a position he has held since September, 1993. In May, 1992, Mr.
BURNELL R. ROBERTS                                Roberts retired as Chairman and Chief Executive Officer of Mead
67 Years Old                 [PHOTO]              Corporation, a forest products and electronic publishing
Became Director 1985                              corporation. Mr. Roberts became Chairman of Mead Corporation in
Beneficially Owns                                 1982, having served as President from 1981 to 1982 and Senior Vice
996 Shares of                                     President from 1979 to 1981. He is also a director of National
Common Stock(8)                                   City Corporation, DPL Inc., Armco Inc., and Universal Protective
                                                  Packaging, Inc., and a Limited Partner of American Industrial
                                                  Partners. Mr. Roberts is a member of the Audit, Executive, and
                         ----------------------   Finance Committees.
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                         ---------------------    Mr. Scott is the Chairman of Cambridge Biotech Corporation.(10) He
                                                  served as President and Chief Executive Officer of
JOHN S. SCOTT                                     Richardson-Vicks, Inc., a diversified consumer products subsidiary
68 Years Old                  [PHOTO]             of The Procter & Gamble Company, from 1975 until being named
Became Director 1976                              Chairman in 1986. He was a director of Richardson-Vicks from 1975,
Beneficially Owns                                 and of Procter & Gamble from 1986, until his retirement in 1987.
5,447 Shares of                                   He is also a director of Fleet Financial Group, Inc., The Stanley
Common Stock(9)                                   Works, and Creative Product Resources, Inc. Mr. Scott is a member of the Executive, Management Resources, Technology Advisory, and
                         ---------------------    Nominating Committees.
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                         ---------------------    Dr. Slayman is the Sterling Professor and Chairman of the
CAROLYN W. SLAYMAN                                Department of Genetics at Yale University School of Medicine, a
57 Years Old                                      position she has held since 1984. She joined the Yale faculty in
Became Director 1994          [PHOTO]             1967. Dr. Slayman is a consultant to the National Institutes of
Beneficially owns                                 Health, most recently having served as a member of the National
200 shares of                                     Advisory General Medical Sciences Council, and a member of the
Common Stock                                      Scientific Review Board of the Howard Hughes Medical Institute.
                         ---------------------    Dr. Slayman is a member of the Technology Advisory Committee.
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RICHARD F. TUCKER        ---------------------
67 Years Old                                      Mr. Tucker is the retired Vice Chairman of Mobil Corporation and
Became Director 1983          [PHOTO]             the retired President of Mobil Oil Corporation. He is also a
Beneficially Owns                                 director of U.S. Trust Corporation. Mr. Tucker is a member of the
891 Shares of                                     Executive and Management Resources Committees.
Common Stock(11)         ---------------------
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(1)  Includes 397 units representing full shares of Common Stock deferred by Mr.
     Abely under the 1993 Director Stock Purchase and Deferred Compensation Plan
     described below (the "Director Plan").

(2) Includes 546 units representing full shares of Common Stock deferred by Mr. Ayers under the Director Plan.

(3) Includes 391 shares of Common Stock acquired by Mr. Belingard under the Director Plan.

(4) Includes 417 units representing full shares of Common Stock deferred by Dr. Hayes under the Director Plan.

(5) Includes 210,000 shares of Common Stock which Mr. Kelley has the right to acquire within 60 days after August 12, 1994 through the exercise of vested stock options.

(6) Includes 397 units representing full shares of Common Stock deferred by Mr. Melville under the Director Plan.

(7) Includes 49,486 shares of Common Stock which Mr. Pigliucci has the right to acquire within 60 days after August 12, 1994 through the exercise of vested stock options.

(8) Includes 546 units representing full shares of Common Stock deferred by Mr. Roberts under the Director Plan.

(9) Includes 150 shares of Common Stock held by Mr. Scott's wife as to which Mr. Scott disclaims beneficial ownership. Also includes 397 units representing full shares of Common Stock deferred by Mr. Scott under the Director Plan.

(10) Cambridge Biotech Corporation filed a voluntary petition under Chapter 11 of the federal Bankruptcy Code on July 7, 1994.

(11) Includes 391 shares of Common Stock acquired by Mr. Tucker under the Director Plan.

THE BOARD OF DIRECTORS AND COMMITTEES

     The business of the Corporation is managed under the direction of the Board of Directors. The Board of Directors held eight meetings during the fiscal year ended June 30, 1994. Attendance at these meetings averaged 96%, and all incumbent directors attended at least 75% of the meetings of the Board and of the committees on which they served.

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     The Board of Directors of the Corporation has established Executive,
Management Resources, Nominating, Audit, Finance, and Technology Advisory committees.

     The Executive Committee is composed of the Chairman of the Board, the President, and at least four non-employee directors. The Executive Committee has the authority during the intervals between meetings of the Board of Directors to exercise the powers of the Board (except for certain powers reserved solely for the Board) in situations generally arising from unforeseen events, necessitating Board action before a meeting can be convened. The Executive Committee did not meet during the fiscal year ended June 30, 1994.

     The Management Resources Committee is composed of non-employee directors. It reviews and approves all forms of remuneration for the senior management of the Corporation and administers the Corporation's employee stock plans. The Management Resources Committee also reviews management development and succession programs. It met five times during the fiscal year ended June 30, 1994.

     The Nominating Committee recommends nominees to fill vacancies on the Board and will consider responsible recommendations by shareholders of candidates to be nominated as directors of the Corporation. All such recommendations must be in writing and addressed to the Secretary of the Corporation in accordance with the Corporation's By-laws. By accepting a shareholder recommendation for consideration, the Nominating Committee does not undertake to adopt or to take any other action concerning the recommendation or to give the proponent its reasons for any action or failure to act. The Nominating Committee also reviews the functioning and effectiveness of the Board, its committees, and its individual members, and makes recommendations to the Board concerning the compensation of non-employee directors and membership assignments for committees of the Board. The Nominating Committee met five times during the fiscal year ended June 30, 1994.

     The Audit Committee is composed of non-employee directors. The Audit Committee recommends to the Board of Directors the selection of independent accountants, reviews the annual financial statements of the Corporation, reviews the scope and performance of audit services provided by the independent accountants, monitors proposed non-audit services to be provided by the independent accountants to avoid conflicts of interest, reviews internal accounting controls and the findings and recommendations of the Corporation's internal auditors, and reviews the fees for audit and non-audit services provided by the independent accountants. The Audit Committee met three times during the fiscal year ended June 30, 1994.

     The Finance Committee advises the Board and management concerning certain issues with respect to the financial structure of the Corporation, such as the Corporation's financial and tax strategies, capital structure, financing, risk management policies, dividend policies, pension policies, and investment performance. The Finance Committee met six times during the fiscal year ended June 30, 1994.

     The Technology Advisory Committee advises the Board and management concerning certain issues related to the development and implementation of the Corporation's technological assets, including strategies for developing and expanding these assets and assisting management in assessing third party technology opportunities. The newly-formed Technology Advisory Committee met once during the fiscal year ended June 30, 1994.

COMPENSATION OF DIRECTORS

     Employee directors receive no additional compensation for service on the Board of Directors or its committees. Non-employee directors receive an annual retainer of $35,000. No additional amounts are paid for participation on committees. All directors are reimbursed for expenses incurred in attending Board and committee meetings.

     Under the terms of the Director Plan, each non-employee director of the Corporation is required to apply at least 50% of his or her annual retainer to the purchase of Common Stock. Purchases under the Director Plan are made automatically on the date during each fiscal quarter on which the quarterly installment of the annual retainer is paid. The purchase price of the Common Stock is the fair market value of a share of Common Stock on such date. The Director Plan also permits non-employee directors to defer receipt of their annual retainer, including the portion of the annual retainer that would otherwise be

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applied to the purchase of Common Stock. The stock portion of the annual retainer is credited to the account of a participant in units, each unit representing one share of Common Stock. Participants in the Director Plan do not have voting rights with respect to any such units. The stock portion of a participant's account is adjusted to take into account dividends paid on the Common Stock, and the cash portion of a participant's account is credited quarterly with interest at the prevailing prime rate of Citibank, N.A.

     As part of the Corporation's overall program to promote charitable giving, the Board of Directors established a Director's Charitable Award Program in 1993. Under the Program, following a director's death, the Corporation will donate $1,000,000 to the educational or charitable organizations selected by the director and approved by the Corporation. In order to fund the donations, the Corporation has acquired joint life insurance contracts on the lives of its directors. Each policy will insure two directors with the death benefit payable on the death of the second director. Individual directors will derive no financial benefit from the Program since all insurance proceeds accrue solely to the Corporation. The overall cost of the Program is not material to the Corporation.

     The Corporation has entered into a consulting agreement with Dr. Hayes dated April 1, 1994 pursuant to which Dr. Hayes provides consulting services to the Corporation in connection with its quality and competitiveness programs. During the fiscal year ended June 30, 1994, Dr. Hayes received $15,000 for consulting services rendered to the Corporation.

VOTING SECURITIES

     The following are the only persons known by the Corporation, as of August 12, 1994, to own beneficially more than 5% of the outstanding Common Stock.

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                NAME AND ADDRESS OF              AMOUNT AND NATURE OF
                 BENEFICIAL OWNER                BENEFICIAL OWNERSHIP   PERCENT OF CLASS
    -------------------------------------------  --------------------   ----------------
    George Soros and Purnendu Chatterjee.......       3,809,349(1)             8.7
    c/o Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         65 East 55th Street
         New York, NY 10022
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(1) Based on an amendment dated April 15, 1994 to a Schedule 13D and filed with the Securities and Exchange Commission (the "SEC"), these shares are held as follows: Mr. Soros and Mr. Chatterjee have sole voting and dispositive power with respect to 542,382 and 393,136 shares, respectively. Mr. Soros and Mr.
   Chatterjee have shared voting and dispositive power with respect to 2,035,775 shares owned by an entity for which an affiliate of Mr. Soros is the investment advisor and with respect to which Mr. Chatterjee is a sub-advisor.
   Mr. Soros has shared voting and dispositive power with respect to an additional 838,056 shares owned by a trust of which Mr. Soros is one of three trustees.

     The following table sets forth, as of August 12, 1994, certain information with respect to the beneficial ownership of Common Stock by each of the five executive officers named in the Summary Compensation Table below under "Executive Compensation," and by all directors and executive officers of the Corporation as a group. As of such date, no director or executive officer beneficially owned more than one percent of the outstanding Common Stock, and all directors and executive officers as a group owned 1.4% of the outstanding Common Stock. Unless otherwise indicated, voting and investment power is exercised solely by the beneficial owner or is shared by such owner with his or her spouse or children.

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                                    NAME OF                                 NUMBER
                               BENEFICIAL OWNER                           OF SHARES(1)
                               ----------------                           ----------
          Gaynor N. Kelley.............................................     242,320
          Riccardo Pigliucci...........................................      60,813
          William F. Emswiler..........................................      27,000
          Andre F. Marion..............................................      77,240(2)
          Joseph E. Malandrakis........................................      49,476
          All directors and executive officers as a group (19).........     581,147(3)
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(1) Includes shares which the following have the right to acquire within 60 days after August 12, 1994 through the exercise of vested stock options: Mr.
    Kelley, 210,000; Mr. Pigliucci, 49,486; Mr. Emswiler, 25,000; Mr. Marion,
    74,494; Mr. Malandrakis, 40,800; and all directors and executive officers as a group, 490,290.

(2) Includes 1,090 shares of Common Stock held by a family trust of which Mr. Marion is a trustee. Also includes 1,656 shares of Common Stock held by Mr. Marion's children as to which Mr. Marion disclaims beneficial ownership.

(3) Includes 2,700 units representing full shares of Common Stock deferred by non-employee directors under the Director Plan. Also includes 150 shares of Common Stock held by Mr. Scott's wife as to which Mr. Scott disclaims beneficial ownership.

     The Corporation is required to identify any officer or director who failed to timely file with the SEC a required report relating to beneficial ownership of Common Stock. Mr. Marion filed one late report with respect to shares held by a family trust at the time he became an officer of the Corporation. The shares held by this trust were disclosed on Mr. Marion's initial report of ownership, which was timely filed. Mr. Marion also filed one late report with respect to one transaction. In addition, Rhonda L. Seegal, Vice President and Treasurer of the Corporation, filed one late report with respect to one transaction.

EXECUTIVE COMPENSATION

REPORT OF THE MANAGEMENT RESOURCES COMMITTEE

     The Management Resources Committee (the "MRC") of the Board of Directors is comprised of four non-employee directors, none of whom participate in any of the executive compensation plans. One of the duties of the MRC is to review and approve all forms of remuneration for the senior management of the Corporation.

OVERVIEW AND PHILOSOPHY

     The overall objectives of the Corporation's executive compensation plans are to:

     -  Attract and retain the highest quality talent to lead the Corporation,

     -  Reward key executives based on business performance,

     -  Provide incentives designed to maximize shareholder value, and

     - Assure that objectives for corporate and individual performance are established and measured.

     For the fiscal year ended June 30, 1994, the Corporation employed three programs in compensating its senior management: base salary, contingent compensation (a short-term incentive plan), and a stock option program (a long-term incentive plan).

     The philosophy which governs the compensation program is to provide a competitive total compensation package to senior management based upon professionally compiled surveys of the Corporation's peer group and other comparable companies of similar size. To provide incentive to senior managers to attain competitive returns for the Corporation, separate short-term pay for performance and long-term stock option plans have been designed with the assistance of external professional compensation consultants.

     The Corporation expects to be competitive with the market for base pay and annual incentive payments if corporate objectives are met.

BASE SALARY

     Each year, the Corporation obtains studies of compensation trends and practices from several internationally known independent compensation consultants in order to determine the competitiveness of the pay structure for its senior managers. Within the broad comparative group of companies which our consultants survey, the Corporation and its consultants have identified a group of companies which compete in similar markets, and which approximate the size of the Corporation in terms of employees, revenue, and capitalization. This group includes some of the companies contained in the industry index selected by the Corporation for purposes of the Performance Graph set forth under that heading below.

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     On the basis of this comparative information, the MRC recommended to the
Board of Directors that Mr. Kelley's base pay be set at $540,000 which places Mr. Kelley slightly above the median base pay of the comparative group of companies. The MRC believes that Mr. Kelley's managerial performance supports his base pay relative to the size, scope, and performance of the peer group.

CONTINGENT COMPENSATION PLAN

     Using similar techniques as described in the Base Salary section above, the MRC reviews the incentive compensation practices among comparable companies. From this survey information, individual incentive plan participation percentages are approved by the MRC at the beginning of the fiscal year for each senior executive. The MRC uses Net Income and Return on Invested Capital as its measures of corporate financial performance and establishes corporate goals based upon such criteria at the beginning of each fiscal year. These two financial measures have been used as a standard and are well recognized throughout various industries. The MRC believes that achieving financial goals based upon these measures helps to maximize shareholder return.

     In addition to the financial goals, the MRC considers other business actions taken during the fiscal year which contribute to the strategic growth and competitiveness of the Corporation. In the past, these actions have included managerial leadership in acquiring new businesses, divesting the Corporation of major assets which do not meet its strategic business plan, and reorganizing business units to attain greater operating efficiencies.

     Mr. Kelley's contingent compensation formula is based entirely on the achievement of the Corporation's goals. Mr. Kelley would receive an incentive payment of 55% of base salary for achievement of all corporate goals, and a maximum payment equal to 82.5% of base salary when corporate achievements exceed 125% of objectives. For the fiscal year ended June 30, 1994, Mr. Kelley earned a contingent compensation award of $232,256. This award represents 43% of Mr. Kelley's base salary and was based solely on the financial performance of the Corporation during fiscal year 1994.

     The contingent compensation award formula applicable to all of the Corporation's executive officers except Mr. Kelley consists of two main components. The primary component, 75% of the total award, is based on the achievement of corporate objectives. The remaining 25% component is based upon the achievement of personal performance objectives.

     Combining the achievement results, and multiplying the results by the individual's target percentage of salary (which ranges from 30% to 50%), yields the final contingent compensation award.

INCENTIVE STOCK OPTION PLAN

     The MRC believes that in order to achieve its long-term growth objectives and to align management and shareholder interests, it is in the Corporation's best interest to grant stock options to key members of its management staff. The number of stock options granted to senior management is dependent upon the participant's management level in the Corporation. The allocation for a particular management level is determined by applying a percentage of salary against the salary grade midpoint, and dividing the value by the estimated fair market value of a share of Common Stock on the date of grant.

     The MRC approves the number of options granted to each participant in the stock option plan during each fiscal year. The price of each option granted is the fair market value of a share of Common Stock on the date of grant. All options are exercisable for a period of ten years from the date of grant.

     On April 21, 1994, the MRC granted stock options to officers of the Corporation which vest in three equal annual installments commencing April 21, 1995. These options were granted with the expectation that they would replace the customary annual grants over a period of three years, and the intent is to provide greater incentive to senior management to improve the Corporation's performance and shareholder value. Other eligible participants received customary annual grants in fiscal year 1994.

                                        8

<PG$PCN>

     Based upon the foregoing, Mr. Kelley was granted options for 120,000 shares of Common Stock at an exercise price of $30.25 per share in April, 1994.

CONCLUSION

     The Corporation has designed its executive compensation plans, as described above, to link the compensation of senior management with the achievement of corporate and individual performance goals. These goals have been established at levels necessary to achieve above average performance within our industry, and with our comparative group of companies.

     The MRC intends to continue its policy of linking executive compensation with positive corporate performance and maximizing shareholder returns to the extent possible through the measurement procedures described in this report.

                                          Management Resources Committee


                                          Richard F. Tucker, Chairman
                                          Richard H. Ayers
                                          Donald R. Melville
                                          John S. Scott

                                        9

<PG$PCN>

PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the Corporation's cumulative total shareholder return on the Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500") and the Dow Jones Diversified Technology Group Index, a published industry index that includes the Corporation (the "DJ DTG"). The other companies in the DJ DTG are: Varian Associates, Inc., Tektronix, Inc., Corning Incorporated, EG&G, Inc., Minnesota Mining and Manufacturing Company, Rockwell International Corporation, Raytheon Company, TRW Inc., Texas Instruments Incorporated, and United Technologies Corporation.

     The rules of the SEC require that if an index is selected which is different from the index used in the immediately preceding fiscal year, the Corporation's total return must be compared with both the newly selected index and the index used in the immediately preceding year. Millipore Corporation ("Millipore"), which was included in the peer group index contained in the Corporation's 1993 Proxy Statement (the "1993 Peer Group"), announced in November, 1993 that it was divesting its Instrumentation Divisions and that it was treating such divisions as discontinued operations for financial reporting purposes. As a consequence, the Corporation believes that the change in Millipore's business makes it no longer appropriate to include Millipore in its peer group index for purposes of the performance graph. In order to address this change and to avoid the need to make similar changes in the future, the Corporation has elected to replace the 1993 Peer Group with the DJ DTG. Accordingly, the following graph also includes a composite index consisting of the 1993 Peer Group.

     Cumulative total returns are calculated assuming that $100 was invested on July 28, 1989 in each of the Common Stock, the S&P 500, the DJ DTG, and the 1993 Peer Group, and that all dividends were reinvested.

                          THE PERKIN-ELMER CORPORATION
                    Comparison of 5 Year Cumulative Returns



                     1989       1990       1991       1992       1993       1994
                    ------     ------     ------     ------     ------     ------
Perkin-Elmer        100.00      82.54     101.98     119.22     129.12     121.69
S&P 500             100.00     106.87     119.29     137.03     148.12     152.40
DJ DTG              100.00     108.77     118.37     136.57     158.73     170.15
1993 Peer Group     100.00      94.42     121.87     106.64     122.83     169.84






                                       10

<PG$PCN>

SUMMARY COMPENSATION TABLE

     The following table sets forth cash or other compensation received by the Chief Executive Officer and the four other most highly paid executive officers of the Corporation for the last three fiscal years.

                                                                                            LONG-TERM
                                                                   ANNUAL COMPENSATION     COMPENSATION
                                                                   -------------------     ------------
                                                                                              STOCK          ALL OTHER
                                                   FISCAL          SALARY       BONUS        OPTIONS        COMPENSATION
           NAME AND PRINCIPAL POSITION              YEAR             ($)        ($)(1)         (#)           ($)(2),(3)
           ---------------------------             ------          -------     -------     ------------     ------------
Gaynor N. Kelley.................................   1994           527,501     232,256        120,000          23,358
Chairman and Chief...............................   1993(4)        443,654     277,362         75,000          21,888
Executive Officer................................   1992           433,078     223,220         35,000

Riccardo Pigliucci...............................   1994           345,001     146,388         75,000          15,277
President and....................................   1993(4)        256,443     165,000         48,000          12,652
Chief Operating Officer..........................   1992           219,039     110,000         20,000

William F. Emswiler..............................   1994           234,713      92,225         45,000          10,424
Vice President, Finance..........................   1993(4)        192,116     100,000         30,000           9,501
Chief Financial Officer..........................   1992(5)         43,077      21,200         10,000

Andre F. Marion..................................   1994           225,251      88,133         30,000          10,003
Vice President and President,....................   1993(4),(6)     76,154      79,600         10,000           1,100
Applied Biosystems Division......................   1992

Joseph E. Malandrakis............................   1994           204,000      60,458         21,000           9,060
Vice President,..................................   1993(4)        175,673      75,000         14,000           8,687
Worldwide Operations.............................   1992           167,405      55,000          3,500

- - ---------------
(1) Awards under the Corporation's contingent compensation plan are variable and tied to the Corporation's performance.

(2) Disclosure of amounts of All Other Compensation is not required for the 1992 fiscal year under SEC transition rules.

(3) Amounts shown for 1994 consist of (i) the Corporation's contributions under the Corporation's Profit Sharing and Savings Plan for Mr. Kelley, Mr. Pigliucci, Mr. Emswiler, Mr. Marion, and Mr. Malandrakis of $10,474, $10,474, $10,424, $10,003, and $9,060, respectively; and (ii) amounts accrued under the Profit Sharing Component of the Corporation's
    Excess Benefit Plan for Mr. Kelley and Mr. Pigliucci of $12,884 and
    $4,803, respectively.

(4) Consists of 11 months. On May 18, 1993, the Board of Directors changed the fiscal year-end of the Corporation from July 31 to June 30, effective
    June 30, 1993.

(5) Reflects a partial year. Mr. Emswiler was hired in May, 1992.

(6) Reflects a partial year. Mr. Marion became an officer of the Corporation upon the acquisition of Applied Biosystems, Inc. in February, 1993.

OPTION GRANT TABLE

     The following table sets forth information regarding stock option grants to the executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1994.

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                    INDIVIDUAL GRANTS                                             ANNUAL RATES OF
- - -----------------------------------------------------------------------------------------          STOCK PRICE
                                                 PERCENT OF TOTAL                                 APPRECIATION FOR
                                       OPTIONS   OPTIONS GRANTED    EXERCISE                       OPTION TERM(2)
                                       GRANTED   TO EMPLOYEES IN     PRICE     EXPIRATION      -----------------------
                NAME                    (#)(1)     FISCAL YEAR       ($/SH)       DATE         5% ($)          10% ($)
                ----                   -------   ----------------   --------   ----------      ------          -------
G. N. Kelley.........................  120,000         12.36          30.25     04/21/04      2,282,887        5,785,285
R. Pigliucci.........................  75,000           7.72          30.25     04/21/04      1,426,805        3,615,803
W. F. Emswiler.......................  45,000           4.63          30.25     04/21/04        856,083        2,169,482
A.F. Marion..........................  30,000           3.09          30.25     04/21/04        570,722        1,446,321
J. E. Malandrakis....................  21,000           2.16          30.25     04/21/04        399,505        1,012,425
- - ------------------------------------------------------------------------------------------------------------------------
ALL SHAREHOLDERS(3)....................                                                    $835 MILLION     $2.1 BILLION
- - ------------------------------------------------------------------------------------------------------------------------

                                       11

<PG$PCN>

- - ---------------
(1) The stock options were granted to the named executive officers with the expectation that they would replace the customary annual grants over a period of three years. Stock options are awarded with an exercise price equal to the fair market value of the Common Stock on the date of award and, for the named executive officers, become exercisable in three equal annual installments commencing one year after the date of award.

(2) The values shown assume that the price of the Common Stock will appreciate at the annual rates shown. These rates are arbitrarily assumed rates established by the SEC and are not intended as a forecast of future appreciation. The actual gain, if any, realized by the recipient will depend upon the actual performance of the Common Stock.

(3) These amounts represent the increase in the aggregate market value of the Common Stock outstanding as of the date of the grant (43.87 million shares) assuming the annual rates of stock price appreciation set forth above over the ten-year period used for the named executives.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth information regarding the exercise of options by the executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1994, and the value of their unexercised options at June 30, 1994.

                                                                     NUMBER OF               VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                                 AT JUNE 30, 1994              AT JUNE 30, 1994
                                                                        (#)                        ($)(2)
                      SHARES ACQUIRED ON   VALUE REALIZED   ---------------------------   ---------------------------
        NAME             EXERCISE(#)          ($)(1)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----          ------------------   --------------   -----------   -------------   -----------   -------------
G. N. Kelley........        10,000             113,750        210,000        157,500        826,719              0
R. Pigliucci........             0                   0         49,486         99,000         82,067              0
W. F. Emswiler......             0                   0         25,000         60,000              0              0
A.F. Marion.........        29,830             603,268         74,494         39,409        896,486         44,125
J. E. Malandrakis...             0                   0         40,800         28,000        154,719              0

- - ---------------

(1) Represents the difference between the exercise price and the market value on the date of exercise.

(2) The closing price of a share of Common Stock on June 30, 1994 was $29.50.

RETIREMENT BENEFITS

     The Corporation has in effect a Retirement Plan for all employees of the Corporation (and certain designated subsidiaries). In general, this plan provides annual payments upon normal retirement at age 65 equal to 1.4% of base earnings during the period of participation, plus an additional annuity equal to 0.5% of base earnings above a specified wage base called "covered compensation" (defined by the Internal Revenue Service as a function of year of birth). After August 1, 1989, plan accruals for service over 35 years are calculated at a rate of 1.7% of base earnings. A variable annuity option is available to each participant. The total cost for future accrued benefits and all other costs of the Retirement Plan are borne by the Corporation.

     The Retirement Plan preserves and protects the benefits of any active participant in the plan whose employment by the Corporation is terminated within three years following a change in control of the Corporation. In the event of such a termination, the rights, expectancies, and benefits of such participants (as in effect on the date of the change in control) may not be diminished through amendment or termination of the Retirement Plan after the change in control. Additionally, in the event the Retirement Plan is terminated within three years following a change in control, any funds remaining after the satisfaction of all liabilities under the plan will be allocated among participants in accordance with applicable United States Department of Labor regulations.

     The Corporation also has in effect a Supplemental Retirement Plan which covers the employees who participate in the Corporation's Contingent Compensation Plan for Key Employees and Incentive Compensation Plan. In general, the Supplemental Retirement Plan provides annual payments upon normal retirement at age 65 equal to 1.5% of the sum of all payments made to a participant during his participation in the Contingent Compensation Plan and Incentive Compensation Plan. This plan is unfunded, non-contributory, and is not qualified under the provisions of the Internal Revenue Code of 1986, as amended.

                                       12

<PG$PCN>

     As required by Internal Revenue Service regulations, benefit calculations for both the Retirement Plan and the Corporation's Profit Sharing and Savings Plan exclude any participant's annual earnings that are over a specified limit (set at $235,840 for fiscal 1994). The Corporation has adopted an Excess Benefit Plan, an unfunded and non-contributory plan, to provide benefits equal to those which an employee loses because of this limitation. The benefit payable under the Excess Benefit Plan in respect of the Retirement Plan (the "Retirement Plan Component") is determined by the same formula described above for the Retirement Plan. The benefit under the Excess Benefit Plan in respect of the Profit Sharing and Savings Plan (the "Profit Sharing Component") equals the excess of the benefit which would have been payable under the Profit Sharing and Savings Plan if the limit on covered compensation described above had not been adopted and the benefit in fact paid under that Plan. The amounts accrued by the Corporation as the Profit Sharing Component for the fiscal year ended June 30, 1994 for each of the executive officers named in the Summary Compensation Table are included in such table.

     Estimated aggregate annual benefits payable upon retirement under the Corporation's Retirement Plan, its Supplemental Retirement Plan, and the Retirement Plan Component of the Excess Benefit Plan (exclusive of any Social Security benefits) to Mr. Kelley, Mr. Pigliucci, Mr. Emswiler, and Mr. Malandrakis are $172,097, $171,968, $84,608, and $112,184, respectively, assuming no change in present salary and continued service to normal retirement at age 65. Mr. Marion, who announced his intention to retire from the Corporation effective February 1, 1995, will be entitled to receive aggregate annual benefits upon retirement under such plans of $28,764.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     The Corporation has entered into deferred compensation contracts with each of the executive officers named in the Summary Compensation Table which, subject to certain conditions, provide for payments to be made for a maximum of ten years of: $190,000 per annum to Mr. Kelley; $50,000 per annum to Mr. Pigliucci; and $25,000 per annum to each of Messrs. Emswiler, Marion, and Malandrakis. Such payments would generally commence upon retirement from the Corporation (or in the event of the termination of employment of the officer for good reason (as defined) or without cause following a change in control of the Corporation). The annual payment may be reduced or forfeited if the recipient elects one of several optional forms of payment based on actuarial determinations, terminates employment prior to normal retirement age, or competes with the Corporation. Upon his retirement, Mr. Marion will receive the full benefit under his deferred compensation contract.

     The Corporation has also entered into agreements with each of the named executive officers providing for continuation of the officer's employment for a term of three years following any change in control of the Corporation. These agreements provide for the officers' compensation to be continued during the three-year term at the same level that existed at the time of a change in control provided that the executive continues employment, leaves employment for good reason (as defined), or is terminated without cause.

     Mr. Marion announced his intention to retire from the Corporation effective February 1, 1995. Pursuant to the terms of a severance agreement dated November 1, 1990, as amended, between Applied Biosystems, Inc. and Mr. Marion, following his resignation, Mr. Marion will be entitled to receive 77 biweekly payments of $14,286 and will be entitled to participate in certain of the Corporation's welfare benefit programs during this period. These benefits are conditional upon Mr. Marion not engaging in certain transactions with competitors of the Corporation. It is expected that Mr. Marion will also become fully vested in all outstanding stock option awards. The Corporation has entered into a consulting agreement with Mr. Marion pursuant to which Mr. Marion will, upon request, provide consulting services to the Corporation for a period of one year following his retirement. Mr. Marion will receive a per diem rate of $1,750 for such services, but will not be entitled to any guaranteed minimum payment.

                                       13

<PG$PCN>

2.  RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP, independent accountants, to audit the books, records, and accounts of the Corporation and its subsidiaries for the fiscal year ending June 30, 1995. This selection is being presented to the shareholders for ratification at the Annual Meeting.

     The firm of Price Waterhouse LLP has audited the Corporation's books annually since 1944, has offices in or convenient to the localities in the United States and foreign countries where the Corporation or its subsidiaries operate, and is considered to be well qualified. If the shareholders do not ratify the selection of Price Waterhouse LLP, the selection of independent accountants will be reconsidered by the Audit Committee of the Board of Directors.

     A representative of Price Waterhouse LLP will attend the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS
PROPOSAL.

MISCELLANEOUS MATTERS

     Management knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters.

     In addition to solicitation by mail, proxies may be solicited by directors, officers, and other employees of the Corporation personally or by telephone or other means of communication without additional compensation for such services. The Corporation has retained D.F. King & Co., Inc., 77 Water Street, New York, New York, to assist in the distribution of proxy materials and with the solicitation of proxies for a fee estimated at $6,500, plus out-of-pocket expenses. The Corporation will bear the cost of solicitation of proxies.

     The Corporation will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to the beneficial owners of Common Stock.

     Effective July 1, 1994, the Corporation obtained insurance policies insuring the directors and officers of the Corporation and its subsidiaries against certain liabilities they may incur in the performance of their duties and insuring the Corporation against obligations to indemnify such persons against such liabilities. One-year policies expiring July 1, 1995 have been obtained from National Union Fire Insurance Company and Federal Insurance Company at premiums of $341,250 and $197,500, respectively. The foregoing information is provided to shareholders of the Corporation pursuant to Section 726(d) of the New York Business Corporation Law.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR INCLUSION IN 1995 PROXY MATERIALS

     Any shareholder who intends to present a proposal at the Corporation's 1995 Annual Meeting of Shareholders is advised that, in order for such proposal to be included in the Board of Directors' proxy materials for such meeting, the proposal must be directed to the Secretary of the Corporation at its principal executive offices such that it is received no later than May 22, 1995, and the proponent and the proposal must meet certain eligibility requirements of the SEC.

                                       14

<PG$PCN>

MULTIPLE COPIES OF ANNUAL REPORT

     The rules of the SEC require that this proxy statement be accompanied or preceded by an annual report. As a result, shareholders with multiple accounts and households with multiple shareholders may be receiving more than one copy of the annual report, which is costly to the Corporation and may be inconvenient to these shareholders. If you are the shareholder of record and you mark the appropriate box on the appropriate proxy card, the Corporation will discontinue the mailing of annual reports on the accounts you select. However, at least one account at each address must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy materials or shareholder communications. To resume mailing of an annual report to the shareholder of record, shareholders may call the Corporation's toll-free shareholder services telephone number at (800) 730-4001.

By Order of the Board of Directors,



William B. Sawch
Secretary

Norwalk, Connecticut
September 16, 1994

                                       15

<PG$PCN>

THE PERKIN-ELMER CORPORATION
761 Main Avenue
Norwalk, CT 06859